Sentry Petroleum Updates Technical Results

Perth, Australia (October 4, 2011) Sentry Petroleum Ltd (SPLM:OTCBB), (“Sentry” or the “Company”), a U.S. energy company with oil, gas and coal seam gas rights in Queensland, Australia is pleased to provide the following update on the results from testing of Talundilly_CSG1 and Albilbah_CSG1 wells that were recently drilled in Queensland Australia.

The Company has now completed most of the laboratory analyses following the drilling of Taludilly_CSG1 and Albilbah_CSG1 and confirms that gas was encountered in each well.

Albilbah_CSG1

During the drilling of the Albilbah_CSG1 well, the top portion of the Lower Winton Sandstone (LWSS) was cored to investigate the presence of gas. The Company drilled into the top 33 feet of the 250 feet gross sand column and secured core samples before drilling had to be terminated due to severe hole conditions which could have resulted in the loss of the drill string. The cores containing organic material, were found to contain gas and were placed into canisters to measure the gas emitting from the cores. Evidence of gas in the canisters prompted the re-evaluation of the original Albilbah-1 (drilled by a previous operator) well logs to investigate the possibility of gas being present in the pore space of the LWSS. Sentry’s log analysis concluded that gas is present in a net 115 feet of the 250 feet interval. Further drilling and testing is required in order to make any determination as to whether the amount of gas present can be economically produced.

With gas obtained and analyzed from these cores, the Company is reasonably optimistic about the potential for free gas to be present in the sandstone. Gas production rates from sandstones are generally higher than production rates normally expected from coal or shale deposits and the sandstone can be produced without requiring fracture stimulation, leading to better economics.  Another well specifically targeting the LWSS is needed to determine the commerciality of the interval. Sentry has already located areas that are structurally higher than the Albilbah location and the next well planned to be drilled will target these gas sands and flow testing will be performed to determine the interval’s producibility. Gas recovered is being analyzed to identify its origin and the results are expect in approximately four weeks.

Sentry has forwarded samples for routine core analysis for core porosity, permeability and residual saturation measurements. This is proving to be difficult because of the brittle nature of the sands preventing the acquiring of core plugs for permeability and porosity measurements. Barring any further difficulties, the company anticipates that this work will be completed in four weeks.

It should be noted that based on the logs the Company believes the best reservoir quality of the LWSS is below the cored interval and that the same sand is also present in the Talundilly-1 well. This interval was not cored in Talundilly_CSG1 as it was not part of the objective for the well.

Talundilly_CSG1

The Company commissioned independent laboratories to conduct a thorough analyses of the core samples taken from Talundilly_CSG1. A number of analyses – including gas desorption, isotherm, proximate, and gas composition - have been completed. During the course of the drilling and subsequent laboratory analysis certain anomalous data were encountered which makes any firm quantitative conclusions related to the results currently unreliable. A six to eight well appraisal program is required to secure reliable data which will enable management to make reasonable quantitative conclusions. Additional wells will also assess the possibility of gas resource in the Lower Winton and Macunda Sandstones in the Talundilly area.

Cautionary note

The Company cautions that no determination has been made as to whether these wells are capable of commercial production and there can be no assurance that the amount of gas determined to exist will be in quantities that are economically viable. The Company’s exploration rights are evidenced by the following permits: ATP 862, ATP 864, ATP 865 and ATP 866. In order to maintain these permits in good standing, the Company must complete certain work obligations prior to March 1, 2012. The Company requires significant additional funding to complete the remaining work obligations and advises that all future exploration work is contingent on securing sufficient financing and that there can be no guarantee that the Company will be able to secure the required funds. If the Company is not able to secure sufficient funds to complete their work obligations by March 1, 2012, the Company could be forced to relinquish their permits resulting in the failure of the business. The Company is negotiating with the local government agency in an attempt to extend the term of the permits, but there is no assurance that it will be successful in extending the term.

About Sentry Petroleum

Sentry Petroleum Ltd is an American energy company with 10,600 square miles of oil, gas and coal seam gas rights in Queensland, Australia. The company has identified over 50 separate oil, gas and coal seam gas targets and leads within its permit area. Sentry Petroleum’s strategy is to drill the prospects and leads and independently certify the results. The company will continue to leverage its strengths with a vision of becoming a premier independent oil and gas company positioned for merger or sale. For more information, please visit www.sentrypetroleum.com.

Contact:
Investor Relations 866.680.7649
ir@sentrypetroleum.com
www.SentryPetroleum.com

Or

Philippe Niemetz, PAN Consultants Ltd.

212-344-6464 or 800-477-7570

p.niemetz@panconsultants.com

Forward-Looking Statements:

This release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of applicable legislation. Other than statements of historical fact, all statements in this release addressing future operations, undiscovered hydrocarbon resource potential, exploration, potential reservoirs, prospects, leads and other contingencies are forward-looking statements. Although management believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance, and actual results may differ materially from those in the forward-looking statements due to factors such as market prices, exploration successes, continued availability of capital and financing, and general economic, market, political or business conditions. Please see our public filings at http://www.sec.gov and http://www.sedar.com for further information.